Exhibit 10.2

AMENDMENT NO. 3 TO CONSULTING AGREEMENT

This Amendment No. 3 to Consulting Agreement (this “Amendment No. 3”) is made effective as of July 20, 2024, by and between Pulmatrix, Inc., a Delaware corporation, with its principal place of business being 945 Concord Street, Suite 1217, Framingham, MA 01701 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with a principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). Capitalized terms used but not defined herein shall have the respective meaning set forth in the Consulting Agreement by and between Danforth and the Company dated as of November 29, 2021, as may be amended from time to time (the “Agreement”).

WHEREAS, Danforth is engaged by the Company under the terms and conditions of the Agreement and the Parties hereto desire to revise the terms of the Agreement on the terms and conditions set forth more fully herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for the other good and valuable consideration, receipt of which is hereby acknowledge, the Parties hereby agree as follows:

1. Exhibit A to the Agreement is hereby modified to allow Danforth to add the services of various Danforth employees to perform the Services required and approved, such approval to be provided verbally or by email, by the Company at each such Danforth employee’s billable rate in effect at the time they are added to the Agreement. The billable rates in effect as of the date of this Amendment No. 3 are as described in Exhibit A-2. Effective January 1 of each year, Exhibit A-2 shall be automatically updated to the then published rate card for Danforth.

2. Except as specifically provided for in this Amendment No. 3, the terms of the Agreement shall be unmodified and shall remain in full force and effect.

3. This Amendment No. 3 may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same amendment, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other.

4. This Amendment No. 3 shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles.

IN WITNESS WHEREOF, this Amendment No. 3 has been executed by the parties to be effective as of the date first above written.

DANFORTH ADVISORS, LLC		PULMATRIX, INC.

By:	/s/ Chris Connors	By:	/s/ Michael J. Higgins

Name:	Chris Connors	Print Name:	Michael J. Higgins

Title:	Chief Executive Officer	Title:	Chairman

Date:	July 15, 2024	Date:	July 15, 2024

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Exhibit A-2

1. Description of Services and Schedule of Fees

Danforth will perform mutually agreed upon finance and accounting functions which are necessary to support the management and operations of the Company including, but not limited to, the functions set forth below:

F&A

Role	Hourly Rate	Function

Interim CEO	$700/hour	Principal Executive Officer

Peter Ludlum, currently serving as Interim CFO, will also serve as interim CEO effective as of July 20, 2024. The billing rate of $700 per hour shall cover Peter Ludlum’s roles as interim CEO and interim CFO collectively. Additional personnel will be added in accordance with Section 1 of the Agreement.

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